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                                                                     EXHIBIT 4.2

                               SECOND AMENDMENT TO
                          SECURITIES PURCHASE AGREEMENT

         This Second Amendment (this "Amendment") to the Securities Purchase Agreement (as amended, the "Securities Purchase Agreement"), dated as of April 3, 2001, between TeleCorp PCS, Inc., (the "Company"), a Delaware corporation and Lucent Technologies Inc. ("Lucent"), is made as of this 21st day of September 2001 (the "Amendment Effective Date"), by and between the Company and Lucent. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Securities Purchase Agreement. Any reference to a Section is, unless otherwise specified, to a Section of the Securities Purchase Agreement.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Sections 1.1 (a) and (b) are amended to read in their entirety as follows:

         (a) The following sales of Notes to be purchased by you shall take place (each a "Closing") as follows: (i) on the Initial Closing Date (the "April Closing") you shall purchase the Company's senior subordinated discount notes with a yield of 11% yielding to the Company gross proceeds of $100,000,000 (the "April Notes"), (ii) on the October Closing Date, you shall purchase the Company's senior subordinated discount notes with a yield of 11% yielding to the Company gross proceeds of $115,000,000 (the "October Notes"), (iii) on January 10, 2002, you shall purchase the Company's senior subordinated discount notes with a yield equal to the lesser of (x) 12% and (y) 25 basis points below the average of the closing sale yield for the TeleCorp Wireless, Inc. senior subordinated discount notes due 2009 (the "Wireless Notes") as quoted by Deutsche Banc Alex. Brown, Lehman Brothers, Inc. and J.P. Morgan-Chase (the "Formula")
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over the five (5) trading days prior to January 10, 2002 yielding to the Company gross proceeds of $100,000,000 (the "January Notes") and (iv) on April 15, 2002, you shall purchase the Company's senior subordinated discount notes with a yield equal to the Formula over the five (5) trading days prior to April 15, 2002 yielding to the Company gross proceeds of $110,000,000 (the "April 2002 Notes" and together with the April Notes, the October Notes and the January Notes, the "Notes"). Each Closing shall occur on the applicable Closing Date or such other time as the Company and you may agree and at such location as the Company and you may agree. Notwithstanding anything to the contrary contained herein the Company, at its sole discretion, may determine not to sell some or all of the Notes at any Closing.

                  (b)  Reserved.

            2. The reference to Section 5.8 in Section 1.1(c) shall be deleted.

            3.    Section 5.8 is amended to read in its entirety "Reserved."

            4.    Section 6 and 7 are amended to read in their entirety
                  "Reserved."

            5. The following definition contained in Section 8 shall be amended to read in its entirety as follows:

            Closing Date: the Initial Closing Date, the October Closing Date, January 10, 2002 and April 15, 2002.

            6.    All references to Market Note Closing Date shall be deleted.

            7. Lucent as the current holder of all the Notes that are issued and outstanding consents to an amendment to the Indenture to delete Section 6.01(10) of the Indenture.

            8. Lucent agrees that it will not withdraw its consent to delete
Section 6.01(10) of the Indenture contained in Section 7 hereof.

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         9. The Company acknowledges that Lucent does not intend to manufacture and support GSM and GPRS equipment and, accordingly, the Company and Lucent acknowledge that the Procurement Contract applies in its entirety only to TDMA equipment.

            10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

            11. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by their duly authorized officers all as of the Amendment Effective Date.

                                  TELECORP PCS, INC.



                                  By: /s/ Thomas H. Sullivan
                                      ---------------------------------------
                                  Its: EVP and CFO


                                  LUCENT TECHNOLOGIES INC.



                                  By: /s/ Elizabeth Perricone
                                      ---------------------------------------
                                  Its: Director, Treasury